SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                  CURRENT REPORT UNDER SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (date of earliest event reported):  May 18, 1998
                        Commission File Number:  0-14096


                             FORELAND CORPORATION
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             (Exact Name of Registrant as Specified in its Charter)


                  NEVADA                       87-0422812
      ------------------------------        -------------------
     (State or other jurisdiction of           (IRS Employer
      incorporation or organization)        Identification No.)



          12596 W. BAYAUD AVENUE
      SUITE 300, LAKEWOOD, COLORADO               80228
      ------------------------------        -------------------
     (Address of Principal Executive           (Zip Code)
                 Offices)


              Registrant's Telephone Number, including Area Code:
                               (303) 988-3122




                                    N/A
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     (Former name, former address, and formal fiscal year, if changed since last report)





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                             ITEM 5.  OTHER EVENTS

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Foreland Corporation announced on May 18, 1998, that the Company will acquire the Nevada refining and related transportation assets of Petro Source Corporation of Houston, Texas, for $5 million, 100,000 common shares of Foreland, and approximately $1.0 million for current inventory. The acquisition will be effective as of June 1st with closing scheduled on or before June 15, 1998.

Funding for the transaction is provided by the Energy Income Fund, Inc. (EIF) of Longmeadow, Massachusetts. Foreland renegotiated the terms of its existing $16.9 million debt facility which included a $2.0 million equity placement of convertible preferred stock at $6.00 per share and 500,000 warrants exercisable at $9.00 per share.

The refineries are located in Railroad Valley and Tonopah, Nevada, and have a combined capacity of 12,000 barrels of oil per day; current throughput is 2,400 barrels per day. Petrosource Transportation operates twenty-four tractor trailer rigs gathering crude and delivering refined products in a five state area. The Petro Source Refinery and Transportation management and employees will each be offered positions with Foreland.

Foreland management believes that the acquisition of these downstream assets will transform Foreland into an integrated E&P company resulting in multiple profit centers from well head to retail markets and that integration is a key factor in maximizing the economics of exploration and development through stabilizing long term oil prices.

Foreland's production from its Eagle Springs and Ghost Ranch field will now be processed through Foreland Refining Corporation, a wholly owned subsidiary of Foreland Corporation. Production testing continues at Foreland's Sand Dune discovery which could add significant daily throughput and revenues.


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                                   SIGNATURES

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     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 21, 1998

                                         FORELAND CORPORATION


                                         By /s/ N. Thomas Steele, President





























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